Exhibit 10.10

GAS FACILITIES EXTENSION AGREEMENT (ADVANCE)

INTERSTATE POWER AND LIGHT COMPANY

Applicable to the service Area of

the former Interstate Power Company

THIS AGREEMENT, made this 23rd day of October, 2003, between INTERSTATE POWER AND LIGHT COMPANY, (a wholly-owned subsidiary of Alliant Energy Corporation), an Iowa corporation with offices at 200 First Street SE, Cedar Rapids, Iowa 52401 (“Company”), and GOLDEN GRAIN ENERGY LLC a limited liability company of the state of Iowa with offices located at 951 North Linn Avenue, New Hampton, Iowa (“Customer”).

WHEREAS, the Company is engaged in the distribution of gas in the City of Mason City, Iowa;

WHEREAS, the Customer is the owner of the following legally described premises: Real estate being a part of Section 20, Township 96 North, Range 20 West of the 5`h P.M., Cerro Gordo County, Iowa, as shown on the map attached hereto (marked Exhibit A) and made a part hereof; and

WHEREAS, the Company desires to sell natural gas and/or natural gas transportation service to the buildings -being built or installed on said premises, and the Customer desires to have natural gas available for such buildings to be used for heating, water heating, processing or other uses (the “Gas Service”);

NOW, THEREFORE, in consideration of the following terms and conditions, Company and Customer mutually agree as follows:

1.             The Company agrees to construct, install, maintain and operate natural Gas Facilities to the outlet of Company’s gas meters at Customer’s premises.  Installation of the facilities is scheduled for completion on November 1, 2004.  Company shall not be liable for any loss or damage of any nature whatsoever incurred or suffered as a result of any failures or delays in the performance of its obligations under this Agreement due to any cause or circumstance beyond its control, including but not limited to strikes, riots, acts of God, or accidents; provided, however, that Company shall in good faith use such effort as is reasonable under all the circumstances known to Company at the time to remove or remedy the cause and mitigate the damages. Delays solely caused by Company may constitute a breach of this Agreement.

2.             The Customer agrees to advance to the Company the estimated cost of construction of Gas Facilities, and the income tax applicable to such advance, and the Company agrees to refund to the Customer the advance, as set forth in Paragraph 3 below.

3.             The Customer agrees to advance one million three hundred sixty-four thousand four hundred seventy ($1,364,470) dollars to Company prior to the completion of construction in the form of cash, surety bond or letter of credit.  Customer shall provide the advance as follows: five hundred thousand ($500,000) dollars on the later of June 1, 2004, or the start date of facility installation planning and construction, five hundred thousand ($500,000) dollars on August 1, 2004 and three hundred sixty-four thousand four hundred seventy ($364,470) dollars on November 1, 2004.  Company will provide Customer a construction schedule within sixty (60) days of the date the first payment is made to Company.  Upon the initial billing pursuant to this Agreement and pursuant to the Firm Transportation Agreement executed by and between the parties on October 23 , 2003, the Company shall refund one hundred (100%) percent of Customer’s advance as set forth herein.  (In the event Customer chooses natural gas service instead of Transportation Service (as defined in the Firm Transportation Agreement) for some interim period after completion of Company facilities, and prior to moving to transport service, Customer’s monthly billings under natural gas service shall be increased, as necessary, to provide Company with minimum non-gas cost recovery (fixed or variable) equivalent to the monthly charges for transport service as defined in the Firm Transportation Agreement by and between the parties dated the 23rd day of October. 2003.) The Company shall not be obligated to refund more than the original amount advanced and the refund shall be without interest.

4.             The obligation of the Company to make refund to the Customer shall be null and void after the expiration of ten (10) years from the date of this Agreement, and any and all monies remaining unrefunded and in the hands of the Company shall then become the sole property of the Company.

5.             The Customer agrees to furnish all necessary easements and permits required for the installation of Company Gas Facilities located on Customer’s premises, and the Customer and the Company will use their best efforts to cooperate so that said construction and installation can be accomplished in the most economical manner.

6.             Each party agrees to assume risk of loss and to defend, indemnify and hold the other, its officers, directors, employees and agents harmless against claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including injuries or damage of third parties or employees of both parties and employees of Subcontractors, to the extent caused by the negligent acts or omissions of that party or its Subcontractors or of anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, resulting from or arising out of this Agreement.

Nothing in this indemnity shall require Company to take ownership of or be responsible for hazardous materials which exist on Customer’s premises.

It is the intent of the parties hereto that, where fault, acts or omissions are determined to be contributory, principles of comparative negligence will be followed and each party shall bear the proportionate cost of any loss, damage, expense and liability attributable to that party’s negligence, acts or omissions.

6.             Title to all Gas Facilities installed by Company, up to and including Company’s metering equipment, shall be in the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

INTERSTATE POWER AND LIGHT COMPANY
By	/s/ E. Protsch
Title	VP of Energy Delivery

GOLDEN GRAIN ENERGY, LLC

By	/s/ Walter Wendland
Title	President